Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Pamela Lowe Vice President Corporate Communications Cintas Corporation 513-459-1200 lowep@cintas.com

Cintas Corporation Announces Addition of Gerald S. Adolph
to Company’s Board of Directors

CINCINNATI, OH, July 25, 2006 – Following several months of collaboration, the Board of Directors at Cintas Corporation (Nasdaq: CTAS), announced today that Gerald S. Adolph has joined the company’s Board of Directors. Mr. Adolph replaces Robert Herbold, whose wife was appointed as U.S. Ambassador to Singapore.

A current senior vice president and senior partner with Booz Allen Hamilton, Mr. Adolph is a recognized expert in growth strategies, business development and M&A.

Mr. Adolph has held numerous leadership positions at Booz-Allen, including: Worldwide Chemicals practice leader, Worldwide Consumer and Health practice leader, and Global Mergers and Restructuring practice leader. He has also served on the Booz-Allen Board of Directors.

“Gerald’s proven leadership in executive planning and execution will be a tremendous asset to Cintas as we look ahead to future growth opportunities,” said Richard Farmer, Cintas Founder and Chairman. “We look forward to the many contributions he will make as a Cintas Director.”

Prior to joining Booz-Allen, Mr. Adolph was employed as an engineer by Polaroid Corporation in its R&D labs — and later in its chemical manufacturing division.

In addition to undergraduate degrees in chemical engineering and management science/organizational psychology from the Massachusetts Institute of Technology, Mr. Adolph holds a master’s degree in chemical engineering from MIT and an MBA from the Harvard Business School.

About Cintas Corporation
Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services to approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 37 consecutive years of growth in sales and earnings, to date.